Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

January 26, 2023

Via [DocuSign]

Martin Brenner
[***]

[***]

Re:Special Incentive Bonus Agreement

Dear Martin,

As you are aware, iBio, Inc., a Delaware corporation (the “Company”), is currently in the process of selling its manufacturing facility and transforming into a biopharmaceutical discovery and development company solely focused on immune-oncology (the “Transformation”). We are grateful for your dedication and service to the Company and trust you will provide highly valued assistance in both making this Transformation a success and in achieving the Company’s 2023 objectives.

Accordingly, the Company is offering you a Special Incentive Bonus in exchange for your agreement to continue employment with the Company through the earlier of: (a) July 1, 2023, or (b) the successful achievement of the Company’s 2023 objectives, as defined by the Board of Directors (“Board”). The Board will determine in its sole discretion whether and when the 2023 objectives are successfully completed.  The Special Incentive Bonus shall be payable in addition to any other compensation and benefits to which you may otherwise be entitled, including any severance benefits under the terms and conditions of any Employment Agreement.

This Special Incentive Bonus Agreement (“Agreement”) sets forth the terms and conditions of the Special Incentive Bonus.

1.Transition Period and Continued Employment.  The term of this Agreement will begin seven (7) days after your execution and non-revocation of this Agreement and will end on the earlier of: (i) July 1, 2023, or (ii) the successful achievement of the Company’s 2023 objectives, as defined and determined by the Board (such term being the “Transition Period”).

2.Special Incentive Bonus. Subject to the terms of this Agreement, you will be eligible for a Special Incentive Bonus of an equity award of 95,348 restricted stock units representing the contingent right to receive one share of common stock per restricted stock unit which will have a value equal to 40% of your fiscal year 2023 annualized salary of $417,150.  The restricted stock units shall vest on the earlier of (i) July 1, 2023 or (ii) the successful achievement of the Company’s 2023 objectives as defined by the Company’s Board of Directors provided that you satisfy all of the conditions to vesting described in Paragraph 3. The Special Incentive Bonus shall be subject to all applicable federal, state, and local tax withholdings.

3.Eligibility.  To receive the Special Incentive Bonus, you must: (i) remain employed by the Company in good standing through the applicable Transition Period; (ii) remain in compliance with all obligations in this Agreement; (iii) remain in compliance with all obligations in your Employment

Agreement dated December 23, 2020 and Proprietary Information and Inventions Agreement; and (iv) execute and not revoke this Agreement and Addendum; and (v) fully and satisfactorily perform all of your job duties; provided, however, that if your failure to remain employed with the Company through either Transition Period is a result of the Company’s termination of your employment without Cause, you will remain eligible for the Special Incentive Bonus so long as all other conditions herein are fulfilled, as applicable. “Cause” shall have the same meaning as defined in your Employment Agreement. Shares will be delivered on the 30th day following the vesting date, subject to your execution and non-revocation of this Agreement and Addendum.

4.General Release. In consideration for the Company entering into this Agreement and Addendum and your eligibility for the Special Incentive Bonus, you shall and hereby do voluntarily, freely, fully and completely release, waive and assign to the Company any and all claims that you have ever asserted, or could have asserted, against the Company or any of its past or current shareholders, affiliates, officers, directors, employees, agents, attorneys, insurers or representatives (together, the “Other Released Parties”) on or at any time before your execution of this Agreement; whether sounding in or based upon any contract, tort, statute, regulation or common law. For the sake of clarity, the released claims include, without limitation, any and all claims under or based, in whole or in part, upon all oral or written contracts, all documents governing any Employer-promulgated plan, all written or oral representations or promises, as well as all claims for compensation, benefits, stock, equity, wrongful discharge, any legal restriction on the Company’s right to terminate employees, discrimination, accommodation, commissions, minimum wage, overtime pay, breach of contract, retaliation, torts (including, but not limited to, any and all claims of negligence, negligent hiring, retention and/or supervision, intentional or negligent invasion of privacy, defamation, compelled defamation, intentional or negligent infliction of emotional harm, libel, slander, invasion of privacy or violations of public policy) or violation of any rights arising under any federal, state, or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Restoration Act, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Worker Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act, the National Labor Relations Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief and Economic Security Act, any local, state, or federal law arising from and/or enacted to address the COVID-19 virus, any claims arising under California, Texas, or other state laws, including but not limited to the California Worker Adjustment and Retraining Notification Act, the California Labor Code, California’s Business and Professions Code §§ 17200 et seq., and the applicable California Industrial Welfare Commission Wage Orders, California Fair Employment and Housing Act, the California Family Rights Act, any claims arising under the Texas Labor Code that may be legally waived and released including the Texas Payday Act, the Texas Anti-Retaliation Act, the Texas Whistleblower Act, the Texas Commission on Human Rights Act, all of their amendments (as applicable), or any analogous state and/or local laws, and any and all claims for monetary recovery, including past or future lost wages, mental anguish, pain and suffering, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses, costs, and interest.

The released claims include claims that you know about and those that you may not know about up to and including the date of the execution of this Agreement.  The released claims specifically include, without limitation, all claims for attorneys’ fees and costs incurred by you for any reason arising out of or relating to any matters covered by this Agreement. The only claims not released are any claims that arise under this Agreement, and those which, as a matter of law, cannot be released by you under any circumstances.  Notwithstanding the broad scope of the general release of claims above, the released claims are not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation and unemployment compensation benefits, violations of rules of the U.S. Securities and Exchange Commission, challenges to the validity of the release under the Age Discrimination in Employment Act, or unemployment insurance benefits. Nothing in this Agreement is intended to prohibit or interfere with any administrative proceeding, including any filing of a charge or participation in any administrative investigation or proceeding by you; provided, however, that you expressly release and waive any right to recovery of any type, including back pay, front pay, compensatory damages, liquidated or punitive damages, attorney’s fees, reinstatement, or any other benefit, in any administrative or court action, whether state or federal, and whether brought by you or on your behalf, related in any way to the matters released herein. Nothing in this Agreement shall waive or release any rights or claims that you may have under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

5.Release of Unknown Claims. You understand that the General Release and Waiver of All Claims set forth in Paragraph 4 above extends to all of the aforementioned claims and potential claims forever and to the fullest extent permissible by law, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. You expressly waive any right or benefit available to you in any capacity under the provisions of California Civil Code § 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

6.At-Will Status. You acknowledge and agree that you are employed on an at-will basis and that this Agreement does not contain or constitute a guarantee of employment for any specific period and that, at any time and for any reason, you may resign or the Company may terminate your employment.

7.Confidentiality.  You agree that you will keep the terms of this Agreement confidential, and will not, except as required by law, disclose such terms to any person other than your spouse or professional advisors (who also must keep these terms confidential).

8.Other Agreements. This Agreement does not supersede or replace any other agreement you may have with the Company, including but not limited to, your Employment Agreement, Proprietary Information and Inventions Agreement, and any other post-employment obligations outlined in other applicable agreements.

9.Taxes.  The Company may withhold from any amounts payable under this Agreement all taxes that the Company reasonably determines to be legally required.  However, it is solely your obligation to pay all required taxes on any amounts provided under this Agreement, regardless of whether withholding is required.

10.Assignment.  The obligation to pay the Special Incentive Bonus is solely that of the Company, provided that the Company may assign its obligations to any successor entity. You may not assign your right to receive the Special Incentive Bonus.

11.Modification.  Any modification or waiver of any provision of this Agreement will be effective only if it is in writing signed by the parties.

12.Governing Law; Arbitration.  This Agreement shall be governed by the laws of the state of California, without regard to conflict of law principles.  The parties mutually agree that any and all claims or controversies arising out of or relating to your employment, the termination thereof, or otherwise arising between you and the Company shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration. This includes all claims between the parties. The parties also agree to submit claims to the arbitrator regarding issues of arbitrability, the validity, scope, and enforceability of this Agreement, jurisdictional issues, and any other challenges to this Agreement. Nothing in this Agreement shall be construed to prevent either party’s use of provisional remedies in aid of arbitration from a court of appropriate jurisdiction including, but not limited to, claims for temporary or preliminary injunctive relief. The parties consent to the jurisdiction of the San Diego County courts and if the jurisdictional prerequisites exist, the United States District Court for the Southern District of California for such provisional relief. Such arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules & Procedures. Any such arbitration will be conducted in San Diego, California. Except as otherwise provided by applicable law, the administrative costs of the arbitration (filing fees, cost for the arbitration site, hearing fees, arbitrator’s fee) shall be divided equally between the parties. In the event that the applicable rules of JAMS, any express statutory provisions, or controlling case law conflicts with this allocation and requires the payment of administrative costs of arbitration by the Company, the administrative costs of arbitration will be paid by The Company. The parties agree that to the extent, if any, you may have a nonwaivable right to file a claim or charge against the Company (such as claims for unemployment benefits, workers’ compensation benefits, or charges of discrimination with the Equal Employment Opportunity Commission), this Agreement shall not be intended to waive such a right to file. If you or the Company arbitrates a claim against the other, neither you nor the Company shall, without written consent of the other party, have the right to participate in a class action in court or in arbitration, either as a class representative or a class member or join or consolidate claims with any other claims asserted by any other person. In the event any portion of this agreement is found to be unenforceable, that portion shall not be effective and the remainder of the agreement shall remain effective.  To the extent either party is found to have a right to proceed with any action outside an arbitral forum, the parties hereby waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

13.Counterparts and Electronic Delivery.  This Agreement may be executed in counterparts, each of which will be deemed an original. A facsimile, telecopy or other reproduction hereof may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

14.Review Period. You acknowledge that you were given a reasonable period of time of at least twenty-one (21) days within which to consider and sign this Agreement and, at your option alone, you may sign prior to the end of that period. You acknowledge that you have been advised to consult with counsel before executing this Agreement.  You further acknowledge that this Agreement contains a general release of claims against the Released Parties, and specifically refers to rights and claims under the ADEA.  You acknowledge that you are not waiving any claims that may arise after the effective date of this Agreement, and you are waiving rights or claims only in exchange for consideration in addition to anything of value to which you are already entitled.  You agree that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to twenty-one (21) day consideration period.  You further acknowledge that you understand all of the terms of the Agreement and their significance, that you knowingly and voluntarily assent to all the terms and conditions herein, and that you are signing the Agreement voluntarily and of your own free will.

15.Revocation Period.  You will have seven (7) days following the execution of this Agreement to revoke the terms of this Agreement.  Any such revocation must be dated, submitted in writing to, and received by Julie Walkoviak at jwalkoviak@ibiocmo.com within seven (7) calendar days after you sign this Agreement.  If you revoke this Agreement, it shall be null and void, and the obligations or entitlements of the parties under the Agreement shall be null, void, and eliminated. In this event, you shall not be entitled to the Special Incentive Bonus referenced in Paragraph 2.  You acknowledge and understand that this Agreement does not become effective until the seven (7) day revocation period has expired.

Should you have further questions or concerns about any of the above, please do not hesitate to contact me. Please sign letter below to acknowledge your understanding of and acceptance to the terms of this Agreement.  We look forward to your continued employment with iBio, Inc.

iBio, Inc.

By: /s/ Chip Clark
Name: Chip Clark
Title: Board Chair

Executive Acceptance:

The undersigned hereby accepts and agrees to all the terms and conditions set forth in this Special Incentive Bonus Agreement knowingly, voluntarily and intending to be legally bound.

/s/ Martin Brenner

Printed Name: Martin Brenner
Title: CSO

Date: January 31, 2023

ADDENDUM

FOR SIGNATURE NO EARLIER THAN [INSERT VESTING DATE]

Acknowledgement & Re-Execution Of Waiver And Release Of All Claims

Signed By Executive After The Vesting Date

Now that the vesting date has passed, as required above and as a material inducement to the Company to enter into this Agreement, I am re-executing the Agreement and signing this Addendum knowingly and voluntarily, specifically to:

(1)	acknowledge and agree that the waiver and release of all claims in Paragraph 4 above shall be extended and effective through and including the date I am signing below;

(2)	acknowledge and agree that the waiver and release of all claims in Paragraph 4 extends to all of the aforementioned claims and potential claims forever and to the fullest extent permissible by law, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Addendum. You expressly waive any right or benefit available to you in any capacity under the provisions of California Civil Code § 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY; and

(3)	acknowledge, represent, and agree to, and that I have been notified of and received all of the protections set forth in, Paragraphs 13-14 above (relating to the Older Workers Benefit Protection Act), including without limitation being advised to consult with an attorney prior to signing, receiving at least 21 days to consider signing this Addendum, then having a period of seven days to revoke this Addendum by providing written notice as set forth in that Paragraph, and not waiving or releasing any Claims that may arise after the date this Addendum is executed.

Dated:
Martin Brenner